SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

       Date of Report (Date of earliest event reported) February 20, 2001

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)

Item 5. Other Events

See attached Press Release (3 pages) and Financial Information Release (10 pages), both dated February 20, 2001, related to the fiscal 2001 third quarter ended January 28, 2001.

Forward  Looking  Information.  This  Report  contains  statements  that  may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Because of the significant percentage of the Company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the Company's products.



                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Phillip W. Wilson
                                     Vice President and
                                     Chief Financial Officer






Dated:   February 20, 2001

FOR IMMEDIATE RELEASE


                 CULP REPORTS THIRD QUARTER RESULTS
                   INCLUDING RESTRUCTURING CHARGE
                       ----------------------
    SAVINGS OF $12 MILLION EXPECTED FROM ACTIONS TO REDUCE COSTS

HIGH POINT, N. C. (Feb. 20, 2001) -- As anticipated, Culp, Inc. (NYSE: CFI) today reported a loss for its third fiscal quarter that reflects the widespread contraction in demand that the home furnishings industry has encountered as well as charges from the Company's announced actions to reduce costs and increase efficiency.

      For the three months ended January 28, 2001, Culp reported net sales of $95.9 million compared with $113.2 million a year ago. Including previously announced restructuring costs, the Company reported a net loss for the quarter of $5.5 million, or $0.49 per share diluted, compared with net income of $1.4 million, or $0.13 per share diluted, in the year-earlier period.

      Net sales for the first nine months of fiscal 2001 totaled $308.7 million compared with $358.7-million in the year-earlier period. Including previously announced restructuring costs, the Company reported a net loss for the first nine months of $6.9 million, or $0.61 per share diluted, compared with net income of $6.2 million, or $0.52 per share diluted, in the year-earlier period.

      Robert G. Culp, III, chief executive officer, commented, "Our results for the third fiscal quarter reflect the contraction in demand that we had identified at mid year and which we again highlighted publicly last month. We have found widespread softness in orders for upholstery fabrics for U.S. furniture sales, especially in the promotional categories of the market. This appears to be an industry-wide pattern that became evident with the well-publicized deceleration in spending by consumers that began during the fourth calendar quarter of 2000. The weakness that we have been experiencing in international sales is also persisting. We have obtained little relief in terms of the high relative value of the U.S. dollar against foreign currencies compared with a year ago. Our sales of fabrics to customers outside the United States during the third quarter were down 31% from the year-earlier period.

      "We are continuing our fundamental mission of marketing new fabric patterns and textures that help our customers meet the needs of consumers. At the same time, we understand that execution of this strategy demands stringent containment of expenses during the difficult period in which we are operating. The restructuring plan we announced last month is well underway. As we began executing the initial phase of this program to reduce costs, we recognized that the severity of the current downturn in demand necessitated a more aggressive effort. We have accordingly decided to consolidate additional capacity in the Culp Decorative Fabrics division and have taken steps that will lower our selling, general and administrative expenses significantly. The total charge from the restructuring, cost reduction and inventory adjustment initiatives is expected to exceed $6.0 million, about half of which should represent non-cash items. We recognized $3.2 million of restructuring charges and special costs in the third quarter, and most of the balance will be reflected in our results for the fourth fiscal period. Our target is to achieve annualized cost reductions of at least $12 million when these steps are fully implemented."

      Culp added, "We are continuing to manage our balance sheet to maximize the return on our financial assets and generated sufficient cash from operations through the first nine months to reduce debt and payables related to capital expenditures by $21.8 million. We recently amended our credit facility and were in compliance with the revised terms as of the close of the third quarter. As a result of the amendments to that facility, the Company is restricted from paying cash dividends at this time. Although we respect Culp's heritage of paying a quarterly cash dividend for 18 consecutive years, we recognize the priority of conserving cash to enhance our financial liquidity during this challenging period.

      "We appreciate the response of our organization to these difficult, but necessary actions. Culp has developed a strong culture of teamwork over the years, and the decisions involving personnel reductions have been especially hard. Although we are starting to benefit from the steps to lower costs, we expect to report a loss for fiscal 2001 as a whole based on current trends. We are confident about the basic value we add to the manufacturers of upholstered furniture and bedding and are optimistic about a longer-term recovery in our financial performance."

      Culp,  Inc.  is  one  of  the  world's  largest  marketers  of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

      This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions.
Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Because of the significant percentage of the Company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the Company's products.


                             CULP, INC.
                   Condensed Financial Highlights
                             (Unaudited)

                                             Three Months Ended
                                        --------------------------
                                        January 28,    January 30,
                                           2001           2000
                                       ------------   ------------
Net sales                              $95,880,000    $113,181,000
Net income (loss)                      $(5,470,000)   $  1,432,000
Net income (loss) per share:
  Basic                                $     (0.49)   $       0.13
  Diluted                              $     (0.49)   $       0.13
Average shares outstanding:
  Basic                                 11,211,000      11,296,000
  Diluted                               11,211,000      11,389,000

                                             Nine Months Ended
                                       ---------------------------
                                        January 28,    January 30,
                                           2001           2000
                                       ------------   ------------
Net sales                              $308,739,000   $358,660,000
Net income (loss)                      $(6,884,000)   $  6,189,000
Net income (loss) per share:
  Basic                                $     (0.61)   $       0.53
  Diluted                              $     (0.61)   $       0.52
Average shares outstanding:
  Basic                                 11,209,000      11,703,000
  Diluted                               11,209,000      11,816,000

                                 -END-

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 28, 2001 AND JANUARY 30, 2000

                (Amounts in Thousands, Except for Per Share Data)

                                                                   THREE MONTHS ENDED (UNAUDITED)
                                          -------------------------------------------------------------------------
                                                  Amounts                                    Percent of Sales
                                         ---------------------------                     --------------------------
                                         January 28,   January 30,      % Over
                                             2001          2000         (Under)            2001           2000
                                         ------------- -------------  ------------       ------------  ------------
Net sales                             $        95,880       113,181      (15.3) %            100.0 %        100.0 %
Cost of sales                                  86,047        94,712       (9.1) %             89.7 %         83.7 %
                                         ------------- -------------  ------------       ------------  ------------
        Gross profit                            9,833        18,469      (46.8) %             10.3 %         16.3 %

Selling, general and
  administrative expenses                      12,480        13,949      (10.5) %             13.0 %         12.3 %
Restructuring expense                           2,504             0      100.0  %              2.6 %          0.0 %
                                         ------------- -------------  ------------       ------------  ------------
        Income (loss) from operations          (5,151)        4,520     (214.0) %             (5.4)%          4.0 %

Interest expense                                2,222         2,366       (6.1) %              2.3 %          2.1 %
Interest income                                   (18)           (8)     125.0  %             (0.0)%         (0.0)%
Other expense (income), net                       811           229      254.1  %              0.8 %          0.2 %
                                         ------------- -------------  ------------       ------------  ------------
        Income (loss) before income taxes      (8,166)        1,933     (522.5) %             (8.5)%          1.7 %

Income taxes  *                                (2,696)          501     (638.1) %             33.0 %         25.9 %
                                         ------------- -------------  ------------       ------------  ------------

        Net income (loss)             $        (5,470)        1,432     (482.0) %             (5.7)%          1.3 %
                                         ============= =============  ============       ============  ============

Net income (loss) per share                    ($0.49)        $0.13     (476.9) %
Net income (loss) per share, assuming dilution ($0.49)        $0.13     (476.9) %
Dividends per share                            $0.035        $0.035        0.0  %
Average shares outstanding                     11,211        11,296       (0.8) %
Average shares outstanding, assuming dilution  11,211        11,389       (1.6) %



                                                                     NINE MONTHS ENDED (UNAUDITED)
                                         -------------------------------------------------------------------------
                                                  Amounts                                    Percent of Sales
                                         ---------------------------                     --------------------------
                                         January 28,   January 30,      % Over
                                             2001          2000         (Under)            2001           2000
                                         ------------- -------------  ------------       ------------  ------------

Net sales                             $       308,739       358,660      (13.9) %            100.0 %        100.0 %
Cost of sales                                 267,845       296,072       (9.5) %             86.8 %         82.5 %
                                         ------------- -------------  ------------       ------------  ------------
        Gross profit                           4O,894        62,588      (34.7) %             13.2 %         17.5 %

Selling, general and
  administrative expenses                      39,749        45,022      (11.7) %             12.9 %         12.6 %
Restructuring expense                           2,504             0      100.0  %              0.8 %          0.0 %
                                         ------------- -------------  ------------       ------------  ------------
        Income (loss) from operations          (1,359)       17,566     (107.7) %             (0.4)%          4.9 %

Interest expense                                6,830         7,266       (6.0) %              2.2 %          2.0 %
Interest income                                   (40)          (41)      (2.4) %             (0.0)%         (0.0)%
Other expense (income), net                     2,127         1,200       77.3  %              0.7 %          0.3 %
                                         ------------- -------------  ------------       ------------  ------------
        Income (loss) before income taxes     (10,276)        9,141     (212.4) %             (3.3)%          2.5 %

Income taxes  *                                (3,392)        2,952     (214.9) %             33.0 %         32.3 %
                                         ------------- -------------  ------------       ------------  ------------

        Net income (loss)             $        (6,884)        6,189     (211.2) %             (2.2)%          1.7 %
                                         ============= =============  ============       ============  ============

Net income (loss) per share                    ($0.61)        $0.53     (215.1) %
Net income (loss) per share, assuming dilution ($0.61)        $0.52     (217.3) %
Dividends per share                            $0.105        $0.105        0.0  %
Average shares outstanding                     11,209        11,703       (4.2) %
Average shares outstanding, assuming dilution  11,209        11,816       (5.1) %

 * Percent of sales column is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
              JANUARY 28, 2001, JANUARY 30, 2000 AND APRIL 30, 2000
                                    Unaudited
                             (Amounts in Thousands)

                                                           Amounts                          Increase
                                             -----------------------------------           (Decrease)               (1)(2)
                                                January 28,      (2)January 30,    -----------------------------    April 30,
                                                    2001              2000           Dollars        Percent          2000
                                             -------------------  --------------  --------------    -----------   ----------
Current assets
       Cash and cash investments            $               292             568           (276)      (48.6) %         1,007
       Accounts receivable                               54,474          65,788        (11,314)      (17.2) %        75,223
       Inventories                                       67,156          80,874        (13,718)      (17.0) %        74,471
       Other current assets                              13,706           9,016          4,690        52.0  %        10,349
                                             -------------------  --------------  --------------    -----------   ----------
                 Total current assets                   135,628         156,246        (20,618)      (13.2) %       161,050

Restricted investments                                        0           1,047         (1,047)     (100.0) %             0
Property, plant & equipment, net                        116,207         123,303         (7,096)       (5.8) %       126,407
Goodwill                                                 48,827          50,222         (1,395)       (2.8) %        49,873
Other assets                                              2,256           6,490         (4,234)      (65.2) %         6,650
                                             -------------------  --------------  --------------    -----------   ----------

                 Total assets               $           302,918         337,308        (34,390)      (10.2) %       343,980
                                             ===================  ==============  ==============    ===========   ==========



Current liabilities
       Current maturities of long-term debt $             2,159           1,678            481        28.7  %         1,678
       Accounts payable                                  27,084          35,347         (8,263)      (23.4) %        37,287
       Accrued expenses                                  15,417          20,878         (5,461)      (26.2) %        22,108
       Income taxes payable                                   0             903           (903)     (100.0) %             0
                                             -------------------  --------------  --------------    -----------   ----------
                 Total current liabilities               44,660          58,806        (14,146)      (24.1) %        61,073

Long-term debt                                          119,213         137,052        (17,839)      (13.0) %       135,808

Deferred income taxes                                    17,459          14,583          2,876        19.7  %        17,459
                                             -------------------  --------------  --------------    -----------   ----------
                 Total liabilities                      181,332         210,441        (29,109)      (13.8) %       214,340

Shareholders' equity                                    121,586         126,867         (5,281)       (4.2) %       129,640
                                             -------------------  --------------  --------------    -----------   ----------

                 Total liabilities and
                 shareholders' equity      $            302,918         337,308        (34,390)      (10.2) %       343,980
                                             ===================  ==============  ==============    ===========   ==========

Shares outstanding                                       11,211          11,216             (5)       (0.0) %        11,209
                                             ===================  ==============  ==============    ===========   ==========


(1) Derived from audited financial statements.
(2) As restated (see Restatement paragraph within Financial Narrative)

                              CULP, INC. FINANCIAL
                               INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE NINE MONTHS ENDED JANUARY 28, 2001 AND JANUARY 30, 2000
                                    Unaudited
                             (Amounts in Thousands)

                                                                       NINE MONTHS ENDED
                                                                  -----------------------------
                                                                            Amounts
                                                                  -----------------------------
                                                                   January 28,    January 30,
                                                                      2001            2000
                                                                  --------------  -------------
Cash flows from operating activities:
    Net income (loss)                                            $      (6,884)         6,189
       Adjustments to reconcile net income (loss) to net
         cash provided by operating activities:
           Depreciation                                                  14,781         14,481
           Amortization of intangible assets                              1,196          1,197
           Amortization of deferred compensation                            303            180
           Restructuring expense                                          2,504              0
           Changes in assets and liabilities:
               Accounts receivable                                       20,749          4,715
               Inventories                                                7,315        (13,804)
               Other current assets                                      (3,357)           617
               Other assets                                                 226           (560)
               Accounts payable                                          (4,536)         4,619
               Accrued expenses                                          (8,076)          (328)
               Income taxes payable                                           0            903
                                                                  --------------  -------------
                  Net cash provided by operating activities              24,221         18,209
                                                                  --------------  -------------
Cash flows from investing activities:
     Capital expenditures                                                (6,532)       (14,474)
     Purchases of restricted investments                                      0            (35)
     Sale of investments related to deferred compensation plan            4,547              0
     Sale of restricted investments                                           0          2,328
                                                                  --------------  -------------
                  Net cash used in investing activities                  (1,985)       (12,181)
                                                                  --------------  -------------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt                               564          8,510
     Principal payments on long-term debt                               (16,678)       (11,770)
     Change in accounts payable-capital expenditures                     (5,667)         5,041
     Dividends paid                                                      (1,177)        (1,218)
     Payments to acquire common stock                                         0         (6,552)
     Proceeds from common stock issued                                        7             20
                                                                  --------------  -------------
                  Net cash used in financing activities                 (22,951)        (5,969)
                                                                  --------------  -------------

Increase (decrease) in cash and cash investments                           (715)            59

Cash and cash investments at beginning of period                          1,007            509
                                                                  --------------  -------------

Cash and cash investments at end of period                       $          292            568
                                                                  ==============  =============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                JANUARY 28, 2001

                                          FISCAL 00                      FISCAL 01
                                          ---------     --------------------------------------------   -----------
                                            Q3 (7)          Q1 (7)      Q2 (7)      Q3         Q4         LTM (5)
                                          ---------     --------------------------------------------   -----------
INVENTORIES
      Inventory turns                          4.8             4.7        5.1        4.9

RECEIVABLES
      Days sales in receivables                 49              49         52         48
      Percent current & less than 30
        days past due                        97.1%           91.5%      94.7%      94.4%

WORKING CAPITAL
      Current ratio                            2.7             3.2        2.7        3.0
      Working capital turnover (4)             4.5             4.3        4.2        4.1
      Operating working capital (4)       $111,315        $108,509   $106,607    $94,546

PROPERTY, PLANT & EQUIPMENT
      Depreciation rate                       8.2%            8.0%       7.9%       7.5%
      Percent property, plant &
        equipment are depreciated            49.4%           51.1%      52.6%      53.8%
      Capital expenditures                 $22,559 (1)      $2,289     $1,370     $2,873

PROFITABILITY
      Return on average total capital         4.8%          (0.3%)       2.7%     (6.4%)                     0.9%
      Return on average equity                4.5%          (5.5%)       1.1%    (17.6%)                    (2.9%)
      Net income (loss) per share            $0.13         ($0.16)      $0.03    ($0.49)                   ($0.33)
      Net income (loss) per share (diluted)  $0.13         ($0.16)      $0.03    ($0.49)                   ($0.33)

LEVERAGE (3)
      Total liabilities/equity              165.9%          156.1%     154.6%     149.1%
      Funded debt/equity                    108.5%          107.3%      99.5%      99.8%
      Funded debt/capital employed           52.0%           51.8%      49.9%      50.0%
      Funded debt                         $137,683        $136,828   $126,757   $121,372
      Funded debt/EBITDA (LTM) (6)            3.13            3.44       3.57       4.28
      EBITDA/Interest expense, net (LTM)      4.6              4.2        3.9        2.8

OTHER
      Book value per share                  $11.31          $11.37     $11.37     $10.85
      Employees at quarter end               3,938           3,722      3,623      3,486
      Sales per employee (annualized)     $115,000        $108,000   $121,000   $108,000
      Capital employed (3)                $264,550        $264,320   $254,198   $242,958
      Effective income tax rate              25.9%           34.0%      37.9%      33.0%
      EBITDA (2)                            $9,715          $5,177     $8,265     ($648)                  $25,042
      EBITDA/net sales                        8.6%            5.1%       7.4%     (0.7%)                     5.7%

(1) Expenditures for entire year.
(2) Earnings before interest, income taxes, and depreciation & amortization.
(3) Long-term debt, funded debt and capital employed are all net of restricted investments.
(4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
(5) LTM  represents  "Latest  Twelve  Months"
(6) EBITDA includes capitalized interest, pro forma amounts for acquisitions and certain cash and non-cash charges, as defined by the company's credit agreement.
(7) As restated (see Restatement paragraph within Financial Narrative)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                            SALES BY SEGMENT/DIVISION
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 28, 2001 AND JANUARY 30, 2000

                             (Amounts in thousands)

                                     THREE MONTHS ENDED (UNAUDITED)
                           -----------------------------------------------------
                                      Amounts                       Percent of Total Sales
                                 -------------------                ---------------------
                               January 28,   January 30,   % Over
 Segment/Division                 2001          2000       (Under)       2001        2000
----------------------------   ---------      ---------   -----------  ---------   ---------
Upholstery Fabrics
    Culp Decorative Fabrics $    40,955        49,654       (17.5) %      42.7 %      43.9 %
    Culp Velvets/Prints          28,631        34,050       (15.9) %      29.9 %      30.1 %
    Culp Yarn                     2,711         4,274       (36.6) %       2.8 %       3.8 %
                               ---------     ---------    -----------  ---------   ---------
                                 72,297        87,978       (17.8) %      75.4 %      77.7 %

Mattress Ticking
    Culp Home Fashions           23,583        25,203        (6.4) %      24.6 %      22.3 %
                               ---------     ---------    -----------  ---------   ---------

                          * $    95,880       113,181       (15.3) %     100.0 %     100.0 %
                               =========     =========    ===========  =========   =========


                                            NINE MONTHS ENDED (UNAUDITED)
                               --------------------------------------------------------

                                        Amounts                       Percent of Total Sales
                                    -------------------                ---------------------
                               January 28,   January 30,   % Over
 Segment/Division                 2001          2000       (Under)       2001        2000
----------------------------   ---------     ---------    -----------  ---------   ---------
Upholstery Fabrics
    Culp Decorative Fabrics $   129,280       157,067       (17.7) %      41.9 %      43.8 %
    Culp Velvets/Prints          90,778       112,042       (19.0) %      29.4 %      31.2 %
    Culp Yarn                    10,164        12,761       (20.4) %       3.3 %       3.6 %
                               ---------     ---------    -----------  ---------   ---------
                                230,222       281,870       (18.3) %      74.6 %      78.6 %

Mattress Ticking
    Culp Home Fashions           78,517        76,790         2.2  %      25.4 %      21.4 %
                               ---------     ---------     -----------  ---------   ---------

                          * $   308,739       358,660       (13.9) %     100.0 %     100.0 %
                               =========     =========     ===========  =========   =========


* U.S. sales were $77,360 and $86,359 for the third quarter of fiscal 2001 and fiscal 2000, respectively; and $246,672 and $275,699 for the nine months of fiscal 2001 and fiscal 2000, respectively. The percentage decrease in U.S. sales was 10.4% for the third quarter and a decrease of 10.5% for the nine months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 28, 2001 AND JANUARY 30, 2000

                             (Amounts in thousands)

                                             THREE MONTHS ENDED (UNAUDITED)
                              --------------------------------------------------------------
                                      Amounts                        Percent of Total Sales
                              ------------------------               -----------------------
                              January 28,   January 30,   % Over
     Geographic Area             2001         2000       (Under)       2001        2000
--------------------------    ------------  ----------  ----------   ----------   ----------
North America (Excluding USA) $     8,226       8,476    (2.9)%        44.4 %      31.6 %
Europe                              1,669       4,698   (64.5)%         9.0 %      17.5 %
Middle East                         3,924       8,140   (51.8)%        21.2 %      30.3 %
Far East & Asia                     4,277       4,422    (3.3)%        23.1 %      16.5 %
South America                         147         523   (71.9)%         0.8 %       1.9 %
All other areas                       277         563   (50.8)%         1.5 %       2.1 %
                              ------------  ----------  ----------   ----------   ----------

                          $        18,520      26,822   (31.0)%       100.0 %     100.0 %
                              ============  ==========  ==========   ==========   ==========


                                              NINE MONTHS ENDED (UNAUDITED)
                              --------------------------------------------------------------

                                      Amounts                        Percent of Total Sales
                              ------------------------               -----------------------
                              January 28,   January 30,  % Over
       Geographic Area             2001         2000     (Under)        2001        2000
--------------------------    ------------  ----------  ----------   ----------   ----------
North America (Excluding USA) $    26,177      26,064     0.4 %        42.2 %      31.4 %
Europe                              4,928      13,696   (64.0)%         7.9 %      16.5 %
Middle East                        14,456      24,092   (40.0)%        23.3 %      29.0 %
Far East & Asia                    13,103      14,088    (7.0)%        21.1 %      17.0 %
South America                         732       1,773   (58.7)%         1.2 %       2.1 %
All other areas                     2,671       3,248   (17.8)%         4.3 %       3.9 %
                              ------------  ----------  ----------   ----------   ----------

                          $        62,067      82,961   (25.2)%       100.0 %     100.0 %
                              ============  ==========  ==========   ==========   ==========


International sales, and the percentage of total sales, for each of the last five fiscal years follows: fiscal 1996-$77,397 (22%); fiscal 1997-$101,571 (25%); fiscal 1998-$137,223 (29%); fiscal 1999-$113,354 (23%); and fiscal
2000-$111,104 (23%). International sales for the third quarter represented 19.3% and 23.7% for 2001 and 2000, respectively. Year-to-date international sales represented 20.1% and 23.1% of total sales for 2001 and 2000, respectively.

                                   Culp, Inc.
                   SALES BY SEGMENT/DIVISION - TREND ANALYSIS
                              1999 vs 2000 vs 2001

                             (Amounts in thousands)

                                            Fiscal 1999                                Fiscal 2000
                              ----------------------------------------- ------------------------------------------
     Segment/Division           Q1      Q2      Q3       Q4     TOTAL     Q1       Q2      Q3       Q4     TOTAL
----------------------------
Upholstery Fabrics
    Culp Decorative Fabrics    51,445  59,573  50,520   60,520 222,058   50,516   56,897  49,654   56,130 213,197
    Culp Velvets/Prints        29,994  38,728  34,949   40,402 144,073   36,209   41,783  34,050   39,501 151,543
    Culp Yarn                   6,596   6,367   4,088    4,462  21,513    4,129    4,358   4,274    4,809  17,570
                              ----------------------------------------- ------------------------------------------
                               88,035 104,668  89,557  105,384 387,644   90,854  103,038  87,978  100,440 382,310

Mattress Ticking
    Culp Home Fashions         22,632  23,491  22,536   26,781  95,440   25,083   26,504  25,203   28,979 105,769
                              ----------------------------------------- ------------------------------------------

                              110,667 128,159 112,093  132,165 483,084  115,937  129,542 113,181  129,419 488,079
                              ========================================= ==========================================


                   Percent increase(decrease) from prior year:

     Segment/Division
----------------------------
Upholstery Fabrics
    Culp Decorative Fabrics      29.2     4.9    (5.4)      0.6     5.7    (1.8)    (4.5)   (1.7)    (7.3)   (4.0)
    Culp Velvets/Prints         (21.9)  (11.8)  (20.6)    (10.3)  (15.9)   20.7      7.9    (2.6)    (2.2)    5.2
    Culp Yarn                   100.0   100.0   437.2     (37.3)  173.1   (37.4)   (31.6)    4.5      7.8   (18.3)
                               ----------------------------------------- ------------------------------------------
                                 12.6     3.9    (8.8)     (6.2)   (0.5)    3.2     (1.6)   (1.8)    (4.7)   (1.4)

Mattress Ticking
    Culp Home Fashions            6.3     5.7    11.2      13.9     9.3    10.8     12.8    11.8      8.2    10.8
                               ----------------------------------------- ------------------------------------------

                                 11.2     4.3    (5.4)     (2.7)    1.3     4.8      1.1     1.0     (2.1)    1.0
                               ========================================= ==========================================

    Overall Growth Rate

Internal (without acquisitions)  (4.6)   (0.9)   (8.5)     (2.7)   (4.1)    4.8      1.1     1.0     (2.1)    1.0
External                         15.8     5.2     3.1         -     5.4       -        -       -        -       -
                               ----------------------------------------- ------------------------------------------

                                 11.2     4.3    (5.4)     (2.7)    1.3     4.8      1.1     1.0     (2.1)    1.0
                               ========================================= ==========================================

                                   Culp, Inc.
                   SALES BY SEGMENT/DIVISION - TREND ANALYSIS
                              1999 vs 2000 vs 2001

                             (Amounts in thousands)

                                                 Fiscal 2001
                               -------------------------------------------------
     Segment/Division             Q1         Q2        Q3      Q4      TOTAL
----------------------------
Upholstery Fabrics
    Culp Decorative Fabrics       41,533     46,792   40,955            129,280
    Culp Velvets/Prints           30,074     32,073   28,631             90,778
    Culp Yarn                      3,319      4,134    2,711             10,164
                               -------------------------------------------------
                                  74,926     82,999   72,297            230,222

Mattress Ticking
    Culp Home Fashions            26,952     27,982   23,583             78,517
                                 -----------------------------------------------

                                 101,878    110,981   95,880            308,739
                               =================================================


                  Percent increase(decrease) from prior year:

     Segment/Division
----------------------------
Upholstery Fabrics
    Culp Decorative Fabrics        (17.8)     (17.8)   (17.5)             (17.7)
    Culp Velvets/Prints            (16.9)     (23.2)   (15.9)             (19.0)
    Culp Yarn                      (19.6)      (5.1)   (36.6)             (20.4)
                               -------------------------------------------------
                                   (17.5)     (19.4)   (17.8)             (18.3)

Mattress Ticking
    Culp Home Fashions               7.5        5.6     (6.4)               2.2
                               -------------------------------------------------

                                   (12.1)     (14.3)   (15.3)             (13.9)
                               =================================================

    Overall Growth Rate

Internal (without acquisitions)    (12.1)     (14.3)   (15.3)             (13.9)
External                               -          -        -                  -
                               =================================================
                                   (12.1)     (14.3)   (15.3)             (13.9)
                               =================================================

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended January 28, 2001 and January 30, 2000



INCOME STATEMENT COMMENTS

     GENERAL - For the third quarter, net sales decreased 15.3% to $95.9 million; and the company reported a net loss of $5.5 million, or $0.49 per share diluted (based on 11,211,000 average shares outstanding) versus net income of $1.4 million, or $0.13 per share diluted (based on 11,389,000 average shares outstanding). For the first nine months of fiscal 2001, net sales decreased 13.9% to $308.7 million, and the company reported a net loss of $6.9 million, or $0.61 per share diluted (based on 11,209,000 average shares outstanding), versus net income of $6.2 million, or $0.52 per share diluted (based on 11,816,000 average shares outstanding), a year ago. The results for the third quarter and first nine months of fiscal 2001 included special charges totaling $3.2 million before taxes for restructuring actions and inventory write-downs.

     The company's long-term, strategic plan encompasses several competitive initiatives:

     Broad Product Offering - continuing to market one of the broadest product lines in upholstery fabrics and mattress ticking. Through its extensive manufacturing capabilities, the company competes in every major category except leather;

     Diverse Global Customer Base - maintaining a diverse, global customer base. The company has long-standing relationships with most major upholstery furniture manufacturers. Ownership of the resources in the home furnishings industry is becoming increasingly concentrated, and the company is seeking to increase its business further with existing customers. One customer accounted for approximately 12% of net sales during the third quarter of fiscal 2001. Culp is also pursuing opportunities in other end-use markets in addition to U.S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture;

     Design Innovation - continuing to invest in personnel and other resources for the design of upholstery fabrics and ticking with appealing patterns and textures. An integral component of the value Culp provides to customers is supplying fabrics that are fashionable and match current consumer preferences. The company's principal design resources are consolidated in a single facility that has advanced CAD systems and promotes a sharing of innovative designs among the divisions;

     Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies that can be gained by producing the raw material components that are used in the manufacture of its products; and

     Additional Acquisitions - investing in selective acquisitions complementary to existing segments.

     RESTRUCTURING ACTIONS - During the third quarter, the company initiated a restructuring plan intended to lower costs, increase efficiency and position the company to operate profitably within the current environment of reduced demand. The plan involves the consolidation of certain manufacturing capacity, the closure of some facilities and an extensive reduction in selling, general and administrative expenses. The company also recognized certain inventory write-downs as part of this initiative. The total charge from the restructuring, cost reduction and inventory write-down initiatives is expected to exceed $6.0 million, about half of which should represent non-cash items. The company recognized $3.2 million of restructuring charges and special costs in the third quarter, and most of the balance is expected to be reflected in results for the fourth fiscal period. The company expects to realize annualized cost reductions of at least $12 million when these steps are fully implemented.

     NET SALES - Compared with the third quarter of fiscal 2000, upholstery fabric sales decreased 17.8% to $72.3 million and mattress ticking sales decreased 6.4% to $23.6 million (See Sales by Segment/Division schedule on Page 5 and Sales by Segment/Division - Trend Analysis on Page 7). International sales were down 31.0% for the quarter and 25.2% for the first nine months.

     The company had previously announced that it expected to report a net loss for the third quarter, excluding special charges. Key factors influencing the year-to-year comparisons were continued weakness in consumer spending on home furnishings, especially in the promotional price category, and an adverse impact on exports from the strength in the U.S. dollar compared with a year ago. The slowdown in industry-wide demand also led to a decline in sales at Culp Home Fashions (primarily mattress ticking) for the third quarter. Culp's sales of mattress ticking were up for the first nine months.

     The fourth fiscal quarter of the year is historically a strong period for the company's sales. Based on current trends, however, the company does not expect to report a profit for fiscal 2001 as a whole.

     GROSS PROFIT - Gross profit declined 46.8% for the third quarter versus a year ago and decreased as a percentage of net sales from 16.3% to 10.3%. The decline was due principally to lower sales volume for the period which led to unfavorable cost variances in the company's upholstery fabrics operation. The company has taken steps to lower expenses by consolidating certain operations and reducing personnel, but these actions were not sufficient to offset the impact of the significantly lower sales.

     SG&A EXPENSES - SG&A expenses for the third quarter increased as a percentage of sales from 12.3% to 13.0%. The dollar amount of these expenses declined 10.5% from a year ago, reflecting the company's actions to reduce expenses, but the lower-than-expected sales caused the increase in these costs as a percentage of sales.

     INTEREST EXPENSE - Interest expense of $2.2 million for the third quarter was down slightly from $2.4 million in the prior year due to lower average borrowings.

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the third quarter totaled $811,000 compared with $229,000 in the prior year. The increase is principally due to lower investment income on assets related to the company's nonqualified deferred compensation plan.

     INCOME TAXES - The effective tax rate for the nine months was 33.0% versus 32.3% in the year-earlier period.

     EBITDA - Due principally to the lower earnings for the period, EBITDA for the third quarter was $(648,000) compared with $9.7 million in the prior year.


BALANCE SHEET COMMENTS

     WORKING CAPITAL - Accounts receivable as of January 28, 2001 decreased 17.2% from the year-earlier level, due principally to the lower sales for the period. Days sales outstanding declined to 48 days at January 28, 2001 compared with 49 a year ago. The aging of accounts receivable was 94.4% current and less than 30 days past due versus 97.1% a year ago. Inventories at the close of the third quarter decreased 17.0% from a year ago. Inventory turns for the third quarter were 4.9 versus 4.8 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $94.5 million at January 28, 2001, down from $111.3 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT - During fiscal 2000 the company's capital spending increased to $22.6 million compared with $10.7 million in the prior year. The level of capital spending in fiscal 2001, which was budgeted to be approximately $16 million at the start of the year, is now expected to total $8.0 million. Capital spending for fiscal 2002 is budgeted to be approximately $4.0 million. Depreciation for fiscal 2001 is estimated to be $19.5 million.

     LONG-TERM DEBT - The company's funded debt-to-capital ratio was 50.0% at January 28, 2001 compared with 52.0% a year ago. Funded debt was $121.4 million at January 28, 2001 compared with $137.7 million a year ago. Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds. The company has completed an amended credit facility which includes terms that restrict the payment of cash dividends at this time, limit capital expenditures, increase the interest rate on the revolver from LIBOR plus 1.60% to LIBOR plus 4.00% and increase the letter of credit fees on the IRBs from 1.10% to 4.00%. The company was in compliance with all covenants of the amended credit facility as of January 28, 2001. The amended credit facility lowered the amount of funds available under the facility from $88 million to $25 million. The company had outstanding borrowings of $10.0 million under the facility at the end of the third quarter.

     RESTATEMENT - During the third quarter of fiscal 2001, the company terminated the nonqualified deferred compensation plan covering officers and certain other associates. As a result, the company sold the assets related to the nonqualified plan in order to pay the participants. The proceeds received from selling those assets resulted in recognizing gains from fiscal 1999 and 1998 totaling approximately $1.1 million. As a result, the January 30, 2000 and April 30, 2000 balance sheets were restated to properly reflect other assets and equity.


STOCK REPURCHASE

     In separate authorizations in June 1998, March 1999, September 1999 and December 1999, the Board of Directors authorized the use of a total of $20.0 million to repurchase the company's common stock. Over the past two fiscal years, the company has invested $12.2 million to repurchase a total of 1.8 million shares. No repurchases were made during the first nine months of fiscal 2001, and under the terms of the amended credit facility, the company is currently restricted from any stock repurchases.